FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("First Amendment") is made and entered into this 21st day of May, 1999 by and between ALLTRISTA PLASTICS CORPORATION, an Indiana corporation ("Seller"), and SPARTECH CORPORATION, a Delaware corporation ("Buyer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (as hereinafter defined).

RECITALS:

     A. Buyer and Seller are parties to a certain Asset Purchase Agreement dated May 4, 1999 (the "Asset Purchase Agreement") whereby Seller agreed to sell, and Buyer agreed to buy, certain of the assets of Alltrista Plastics Packaging Company.

     B. Buyer and Seller desire to amend the Asset Purchase Agreement to adjust the Purchase Price to be paid at Closing.

AGREEMENT:

     In consideration of the mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 3.1 is hereby deleted in its entirety and replaced by the following:

          3.1 Consideration, Payment.

               (a) Subject to adjustments provided in Section 3.2, the cash consideration to be paid by Buyer to Seller for the Assets is Twenty-Eight Million Seven Hundred Thousand Dollars ($28,700,000) (the "Purchase Price").

               (b) The Purchase Price shall be paid at Closing in immediately available funds.

               (c) The Purchase Price is in addition to all liabilities and obligations of Seller to be assumed by Buyer pursuant to
                    Article IV. Such Assumed Liabilities, together with the Purchase Price, are collectively referred to as the "Aggregate Consideration".

     2. Except as expressly amended and modified hereby, all of the terms and provisions of the Asset Purchase Agreement shall remain in full force and effect and hereby are restated and ratified by the parties.

     3. The Asset Purchase Agreement, as amended by this First Amendment (including the Schedules and Exhibits hereto and thereto), constitutes the entire agreement and supersedes all prior agreements and understanding, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

     4. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     The parties hereto have caused this First Amendment to be duly executed as of the date first written above.

                         ALLTRISTA PLASTICS CORPORATION


                         By: /s/ Kevin D. Bower
                            ------------------------------------
                         (Signature)

                         Kevin D. Bower
                         ---------------------------------------
                         (Printed Name)

                         Secretary
                         ---------------------------------------
                         (Title)


                         SPARTECH CORPORATION


                         By: /s/ Randy C. Martin
                            ------------------------------------
                         (Signature)

                         Randy C. Martin
                         ---------------------------------------
                         (Printed Name)

                         VP Finance & CFO
                         ---------------------------------------
                         (Title)